Term Sheet

Filed pursuant to Rule 433

Registration Statement No. 333-262317

April 20, 2023

United Mexican States

Final Terms and Conditions

6.338% Notes due 2053

Issuer:	United Mexican States

Transaction:	6.338% Notes due 2053 (the “Notes”)

Issue Currency:	U.S. Dollars

Issue Size:	2,941,388,000*

Ratings:	Baa2(stable)/BBB(stable)/BBB-(stable)(Moody’s/Standard & Poor’s/Fitch)**

Maturity Date:	May 4, 2053

Pricing Date:	April 20, 2023

Settlement Date:	April 28, 2023 (T+6)

Coupon:	6.338%

Coupon Payment Frequency:	Semiannual

Issue Price:	99.998%, plus accrued interest, if any, from April 28, 2023

Reference Benchmark Treasury:	4.000% due November 15, 2052

Reference Benchmark Treasury Price and Yield:	104-21; 3.738%

Re-offer Spread over Benchmark Treasury:	260 bps

Yield to Maturity:	6.338%

Interest Payment Dates:	Semi-annually on May 4 and November 4 of each year, commencing on November 4, 2023

Optional Redemption:

Prior to November 4, 2052 (six months prior to their maturity date) (the “Notes Par Call Date”), Mexico may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Notes Par Call Date, Mexico may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” for this purpose means, with respect to any redemption date, the yield determined by Mexico as described under “Description of the Notes—Optional Redemption” in the Prospectus Supplement.

Gross Proceeds:	U.S.$2,941,329,172***

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	Securities and Exchange Commission (“SEC”) Registered

Authorized Denominations:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Day Count:	30/360

Business Day Convention:	If any payment date for the Notes falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Business Days:	New York

Underwriting Discount:	0.19%

Listing/Trading:	Application will be made to the Euro MTF Market of the Luxembourg Stock Exchange (the “Euro MTF”). Application will also be made to the London Stock Exchange plc for the Notes to be admitted to trading on the London Stock Exchange plc’s International Securities Market (the “ISM”) and the London Stock Exchange plc’s Sustainable Bond Market. Neither the Euro MTF nor the ISM is a regulated market for the purposes of Directive 2014/65/EU.

ISIN:	US91087BAX82

CUSIP:	91087B AX8

Joint Book-Running Managers /Allocation:	Citigroup Global Markets Inc. (25%) HSBC Securities (USA) Inc. (25%) Mizuho Securities, Inc. USA LLC (25%) Morgan Stanley & Co. LLC (25%)

Prohibition of Sales to EEA Retail Investors:	Applicable

Prohibition of Sales to UK Retail Investors:	Applicable

*

Note: The aggregate principal amount of Notes includes approximately U.S.$1,591,388,000 intended to fund the purchase of outstanding Preferred Tenders and Non-Preferred Tenders (as such term is defined in the Offer to Purchase, dated April 20, 2023, of Mexico) in the concurrent tender offer pursuant to the Offer to Purchase, and the amount may be adjusted based on final acceptances in the tender offer. Mexico will announce the amount of Preferred Tenders and Non-Preferred Tenders that it is accepting on April 21, 2023.

**

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

***	Note: The total gross proceeds amount may be adjusted in proportion to the adjustment, if any, to be made to the aggregate amount of Notes.

A prospectus dated March 1, 2022 accompanies this free writing prospectus and is available from the SEC’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312522061213/d233944dsba.htm

A preliminary prospectus supplement, subject to completion, dated April 20, 2023, for the Notes, is available from the SEC’s website at:

https://www.sec.gov/Archives/edgar/data/101368/000119312523107511/d403924d424b2.htm

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2021 is available from the SEC’s website at:

https://www.sec.gov/Archives/edgar/data/0000101368/000119312522170073/0001193125-22-170073-index.htm

Amendment No. 1 to the Annual Report on Form 18-K/A as filed with the SEC on August 8, 2022 is available on the SEC’s website using the following link: https://www.sec.gov/Archives/edgar/data/d333739d18ka.htm/000119312522214218/0001193125-22-214218-index.html

Amendment No. 2 to the Annual Report on Form 18-K/A as filed with the SEC on August 19, 2022 is available on the SEC’s website using the following link: https://www.sec.gov/Archives/edgar/data/d382931d18ka.htm/000119312522225091/0001193125-22-225091-index.html

Amendment No. 3 to the Annual Report on Form 18-K/A as filed with the SEC on January 3, 2023 is available on the SEC’s website using the following link: https://www.sec.gov/Archives/edgar/data/101368/000119312523000275/0001193125-23-000275-index.htm

Amendment No. 4 to the Annual Report on Form 18-K/A as filed with the SEC on January 9, 2023 is available on the SEC’s website using the following link:

https://www.sec.gov/Archives/edgar/data/101368/000119312523004356/0001193125-23-004356-index.htm

Amendment No. 5 to the Annual Report on Form 18-K/A as filed with the SEC on April 20, 2023 is available on the SEC’s website using the following link:

https://www.sec.gov/Archives/edgar/data/101368/000119312523107507/0001193125-23-107507-index.htm

The issuer has filed a registration statement (including the prospectus) and the preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the website of the SEC at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc., at +1 (800) 831-9146, HSBC Securities (USA) Inc. at +1 (866) 811-8049, Mizuho Securities, Inc. USA LLC at +1 (866) 271-7403, or Morgan Stanley & Co. LLC at +1 (800) 624-1808.

No EU PRIIPs or UK PRIIPs KID: No EU PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK.

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

SECTION 309B(1) OF THE SECURITIES AND FUTURES ACT (CHAPTER 289 OF SINGAPORE) NOTIFICATION: The Notes in this offering are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.